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                                                                                                  EXHIBIT 12
                UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                              (Millions of Dollars)


                                                             Years Ended December 31,

                                          1994           1993           1992           1991           1990
Fixed Charges:
Interest on indebtedness              $     275      $     251      $     282      $     339      $     362
Interest capitalized                         19             29             52             70             60
One-third of rents*                         101            115            135            130            126

Total Fixed Charges                   $     395      $     395      $     469      $     539      $     548

Earnings:
Income (loss) before income taxes
and minority interests                $   1,076      $     909      $     200      $    (891)     $   1,291

Fixed charges per above                     395            395            469            539            548
Less: interest capitalized                  (19)           (29)           (52)           (70)           (60)
                                            376            366            417            469            488

Amortization of interest capitalized         43             42             43             40             37

Total Earnings                        $   1,495      $   1,317      $     660      $    (382)     $   1,816

Ratio of Earnings to Fixed Charges         3.78           3.33           1.41             **           3.31



*   Reasonable approximation of the interest factor.

**  Not relevant.
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